EXHIBIT 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF GARTNER, INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
     The undersigned, Christopher J. Lafond and Lewis G. Schwartz, do hereby certify as follows:
     1. The undersigned are the duly elected and acting Chief Financial Officer and Executive Vice President, and General Counsel and Corporate Secretary, respectively, of Gartner, Inc., a Delaware corporation (the “Corporation”);
     2. Pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, as executed on July 5, 2005, the Board of Directors adopted the following resolutions on May 4, 2010:
“Whereas, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the said Board of Directors adopted resolutions on September 7, 2006 creating a series of Two Hundred and Fifty Thousand (250,000) shares of preferred stock designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”); and
Whereas, none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock were issued prior to the Final Expiration Date (as defined in that certain Second Amended and Restated Rights Agreement entered into between the Corporation and American Stock Transfer & Trust Company, as successor Rights Agent, on September 1, 2006 (the “Rights Agreement”), which Rights Agreement was further amended and restated as of November 6, 2006); and
Whereas, the rights, preferences and privileges of the Series A Preferred Stock are set forth in that certain Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Gartner, Inc. dated November 27, 2006 and filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”).
Now, therefore, in consideration of the foregoing, the Board of Directors of the Corporation hereby takes the following actions:
Resolved, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock; and be it further
Resolved, that the Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are authorized and directed to execute and file a certificate of elimination relating to the Series A Preferred Stock, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.”
     The undersigned further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of their own knowledge.
     Executed at Stamford, Connecticut on May 5, 2010.

/s/ Christopher J. Lafond	/s/ Lewis G. Schwartz

Christopher J. Lafond	Lewis G. Schwartz
Chief Financial Officer and	SVP, General Counsel and Corporate
Executive Vice President	Secretary